Exhibit 99.2

Signal Hill Acquisition Corp. Announces Closing of $100 Million Initial Public Offering

February 15, 2022

Signal Hill Acquisition Corp. (the “Company”), a special purpose acquisition company, announced that it closed its initial public offering of 10,000,000 units at a price of $10.00 per unit, resulting in gross proceeds of $100,000,000.

The Company’s units began trading on The Nasdaq Global Market (“NASDAQ”) on February 11, 2022, under the ticker symbol “SGHLU.” Each unit consists of one share of the Company's Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "SGHL," and "SGHLW," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

B. Riley Securities, Inc. acted as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from B. Riley Securities Inc., Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209, or by telephone at 703-312-9580 or by email at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Signal Hill Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on direct-to-consumer media, technology, and emerging digital enterprise-focused businesses that would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors. The Company is led by Chief Executive Officer, Jonathan Bond, Chief Financial Officer, Grainne Coen, and Chairman Paul Roberts.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.